Exhibit 8.1

Tallahassee Office 2457 Care Drive Tallahassee, Florida 32308 (850) 878-2411 – Telephone (850) 878-1230 – Facsimile e-mail: tall@idlaw.biz	Tampa Office 500 N. Westshore Blvd, Suite 1010 Tampa, Florida 33609 (813) 289-1020 – Telephone (813) 289-1070 – Facsimile e-mail: tampa@idlaw.biz

REPLY TO TALLAHASSEE OFFICE

March 24, 2010

Board of Directors

Bank of Florida Corporation

1185 Immokalee Road

Naples, Florida 34110

RE: Material U.S. Federal Income Tax Consequences Relating to Offering

Ladies and Gentlemen:

We have acted as counsel to Bank of Florida Corporation, a Florida corporation (the “Company”), in connection with the Company’s filing of a registration statement on Form S-1 (SEC File No. 333-161252) (the “Registration Statement”) relating in part to a distribution by the Company to holders of the Company’s common shares of certain non-transferable subscription rights to purchase shares of the Company’s common stock (the “Rights Offering”), the sale of shares of the Company’s common stock to the public (the “Supplemental Offering”), and the offering of shares of the Company’s common stock to the holders of shares of the Company’s Series B Preferred Stock in exchange or conversion therefor (the “Conversion Offering”, and, together with the Rights Offering and the Supplemental Offering, the “Offering”).

Our opinion set forth below assumes (i) the initial and continuing accuracy of the statements and facts concerning the Offering set forth in the Registration Statement and (ii) that the transactions related to the Offering will be consummated in the manner contemplated by the Registration Statement, including without limitation: (a) that the subscription rights to be distributed to the Company’s stockholders pursuant to the Rights Offering will be distributed strictly in proportion to the number of shares of the Company’s common stock held by each stockholder of record as of the record date used for determining stockholders eligible to participate in the Rights Offering, and that no stockholder who is eligible to participate in the Rights Offering may elect to receive money or any other property in lieu of receiving a subscription right; and (b) that the exchange or conversion of shares of the Company’s Series B Preferred Stock will be conducted in strict compliance with the procedures described in the Registration Statement. Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect.

The opinion set forth below is expressed as of the date hereof and applies only to the disclosure under the headings “Certain Material United States Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations Applicable to Series B Preferred Stock Holders” set forth in the Registration Statement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

This opinion letter is provided for use solely in connection with the transactions related to the Offering and may not be used, circulated, quoted, referred to or otherwise relied upon by you for any other purpose or by any other person, firm or entity for any purpose without in either case our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated in the immediately following paragraph below.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement, we confirm that the descriptions under the headings “Certain Material United States Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations Applicable to Series B Preferred Stock Holders” set forth in the Registration Statement constitute our opinion as to the material United States federal income tax consequences of receiving and exercising the subscription rights and converting or exchanging shares of the Company’s Series B Preferred Stock.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and all amendments thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

IGLER & DOUGHERTY, P.A.